Old Point Releases First Quarter 2015 Results

•	Net income increases 23.34%
•	Net loans increase $18.9 million
•	Assets increase $11.4 million
•	Quarterly net interest margin continues to improve

April 23, 2015 Hampton, VA                                                                                    Old Point Financial Corporation (NASDAQ "OPOF") reported net income of $1.2 million, or $0.24 per diluted share, for the first quarter of 2015, up $228 thousand from the first quarter of 2014. Higher net interest income and noninterest income, partially offset by higher noninterest expense and a higher provision for loan losses, were the factors behind the 23.34% increase in net income when comparing the first quarters of 2014 and 2015.

Assets as of March 31, 2015 were $887.7 million, an increase of $11.4 million or 1.30% when compared to December 31, 2014. During the first quarter of 2015, Old Point continued to grow loans, funding this growth through the securities portfolio, excess liquidity held in cash and due from banks, and increases in low-cost deposits. Net loans grew $18.9 million, or 3.57%, during the first quarter of 2015, while noninterest-bearing and savings deposits grew $9.0 million, securities declined $4.8 million, and cash and due from banks declined $4.0 million. As loans typically bear higher yields than securities and significantly higher yields than cash and due from banks, total interest and dividend income increased $38 thousand when comparing the first three months of 2014 and 2015. This shift in the composition of the asset base also increased Old Point's net interest margin for the first quarter of 2015 to 3.58%, from 3.43% for the first quarter of 2014.

In prior years, Old Point has worked to lower the cost of its time deposits, with these efforts leading to a $138 thousand reduction in interest expense in the first quarter of 2015, as compared to the first quarter of 2014. As a result of both the shift in assets from securities to loans and the reduction in interest expense, net interest income before the provision increased $176 thousand when comparing the first quarters of 2014 and 2015. The growth in the loan portfolio required Old Point to set aside $275 thousand through the provision for loan losses in the first quarter of 2015, or $25 thousand more than the provision in the same period in 2014, but net interest income after the provision was still $151 thousand higher in the first quarter of 2015 than in the first quarter of 2014.

Both noninterest income and noninterest expense increased when comparing the first quarters of 2014 and 2015, with noninterest income growing more than noninterest expense. Every major category of noninterest income increased between the first quarters of 2014 and 2015, with the largest dollar increases in income from fiduciary activities and other service charges, commissions and fees. The increase in other service charges, commissions and fees was mainly due to income from securities brokerage sales. Noninterest expense increased only $24 thousand, or 0.29%, when comparing the first quarter of 2015 to the same period in 2014. Most categories decreased by varying degrees, with increases mainly in salaries and employee benefits and occupancy and equipment. Occupancy and equipment expenses increased $213 thousand, or 19.12% when comparing the first quarters of 2014 and 2015, due to the completion of Old Point's new corporate headquarters.

As a community bank, we believe that to succeed, the community around us must thrive. Old Point National Bank supports many organizations through sponsorships and charitable donations. Approximately 29% of our giving is earmarked for education, 30% for community development, 13% for arts & culture, and 28% for health & wellness.

For more information about our commitment to the community, pick up a copy of Old Point's Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Non-Performing Assets (NPAs) decreased from $11.8 million as of December 31, 2014 to $11.3 million as of March 31, 2015. NPAs do not include restructured loans that are performing in accordance with their modified terms. Loans past due 90 days or more but still accruing interest, a component of NPAs, totaled $1.4 million as of March 31, 2015, nearly all of which were student loans that are 97-98% guaranteed by the U.S. Government. Old Point expects to experience minimal losses on these government-guaranteed loans. At December 31, 2014, government-guaranteed student loans 90 days or more past due but still accruing interest totaled $1.0 million.
Allowance for Loan and Lease Losses (ALLL) as of March 31, 2015 and December 31, 2014 was 1.33% and 1.32% of total loans, respectively.
Net loans charged off as a percent of total loans (annualized) were a negative 0.04% for the first quarter of 2015, or a net recovery of $60 thousand as loan recoveries exceeded charge-offs during this quarter. This net recovery is compared to 0.19% in annualized net charge-offs in the first quarter of 2014.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; reliance on third parties for key services; the real estate market; Old Point's expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2014. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	March 31,	December 31,
(dollars in thousands, except per share data)	2015	2014
	(unaudited)

Assets

Cash and due from banks	$27,044	$31,081
Interest-bearing due from banks	697	833
Federal funds sold	2,130	1,391
Cash and cash equivalents	29,871	33,305
Securities available-for-sale, at fair value	136,387	139,346
Securities held-to-maturity (fair value approximates $92,422 and $94,406)	88,289	90,089
Restricted securities	2,304	2,293
Loans, net of allowance for loan losses of $7,411 and $7,075	547,824	528,919
Premises and equipment, net	42,419	42,075
Bank-owned life insurance	23,746	23,525
Other real estate owned, net of valuation allowance of $2,113 and $2,908	5,085	5,106
Other assets	11,753	11,622
Total assets	$887,678	$876,280

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$192,596	$186,280
Savings deposits	309,788	307,078
Time deposits	225,942	223,296
Total deposits	728,326	716,654
Overnight repurchase agreements	35,547	37,404
Term repurchase agreements	412	412
Federal Home Loan Bank advances	30,000	30,000
Accrued expenses and other liabilities	3,855	3,313
Total liabilities	798,140	787,783

Commitments and contingencies	--	--

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,392	16,392
Retained earnings	54,012	53,203
Accumulated other comprehensive loss, net	(5,661)	(5,893)
Total stockholders' equity	89,538	88,497
Total liabilities and stockholders' equity	$887,678	$876,280

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended
	March 31,
	2015	2014
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$6,355	$5,993
Interest on due from banks	7	3
Interest on federal funds sold	0	5
Interest on securities:
Taxable	686	1,005
Tax-exempt	423	429
Dividends and interest on all other securities	33	31
Total interest and dividend income	7,504	7,466

Interest Expense:
Interest on savings deposits	52	71
Interest on time deposits	528	649
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	8	9
Interest on Federal Home Loan Bank advances	305	302
Total interest expense	893	1,031
Net interest income	6,611	6,435
Provision for loan losses	275	250
Net interest income after provision for loan losses	6,336	6,185

Noninterest Income:
Income from fiduciary activities	980	955
Service charges on deposit accounts	982	974
Other service charges, commissions and fees	1,005	952
Income from bank-owned life insurance	221	216
Other operating income	89	65
Total noninterest income	3,277	3,162

Noninterest Expense:
Salaries and employee benefits	5,049	4,853
Occupancy and equipment	1,327	1,114
Data processing	358	423
FDIC insurance	147	184
Customer development	154	192
Legal and audit expenses	114	124
Other outside service fees	114	119
Employee professional development	131	168
Marketing and advertising	86	124
Postage and courier	86	121
Stationery and supplies	88	119
Capital stock tax	114	134
ATM and check losses	137	115
Loss on write-down/sale of other real estate owned	69	83
Other operating expenses	313	390
Total noninterest expense	8,287	8,263
Income before income taxes	1,326	1,084
Income tax expense	121	107
Net income	$1,205	$977

Basic Earnings per Share:
Average shares outstanding	4,959,009	4,959,009
Net income per share of common stock	$0.24	$0.20

Diluted Earnings per Share:
Average shares outstanding	4,959,009	4,959,009
Net income per share of common stock	$0.24	$0.20

Cash Dividends Declared per Share:	$0.08	$0.06

Old Point Financial Corporation and Subsidiaries
Selected Ratios	March 31,	December 31,	March 31,
	2015	2014	2014
Net Interest Margin Year-to-Date	3.58%	3.57%	3.43%
NPAs/Total Assets	1.27%	1.35%	2.04%
Annualized Net Charge Offs/Total Loans	-0.04%	0.07%	0.19%
Allowance for Loan Losses/Total Loans	1.33%	1.32%	1.34%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$4,778	$5,570	$10,293
Loans > 90 days past due, but still accruing interest	1,392	1,141	1,198
Non-Performing Restructured Loans	0	0	0
Other real estate owned	5,085	5,106	6,253
Total Non-Performing Assets	$11,255	$11,817	$17,744

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$(60)	$356	$247
Year-to-Date Average Loans	$541,782	$517,183	$501,229
Year-to-Date Average Assets	$876,348	$869,965	$869,842
Year-to-Date Average Earning Assets	$767,219	$767,865	$776,915
Year-to-Date Average Deposits	$718,488	$720,599	$723,992
Year-to-Date Average Equity	$89,454	$85,550	$82,089